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                                                                EXHIBIT 9(d)

                         [HALE AND DORR LLP LETTERHEAD]



                                        November 6, 1997


New England Electric System
Massachusetts Electric Company
25 Research Drive
Westborough, MA 01582


Re:  Offer to Purchase and Proxy Statement
     -------------------------------------


Ladies and Gentlemen:


     We have acted as counsel to New England Electric System and Massachusetts Electric Company in connection with the offer to purchase shares of preferred stock of Massachusetts Electric Company as described in the Offer to Purchase and Proxy Statement dated November 6, 1997 (together, the "Statement"). In rendering this opinion, we have relied upon the factual accuracy of the information contained in the Statement. We hereby confirm our opinion that the discussion under the caption "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" in the Statement is accurate in all material respects and fairly summarizes the information required to be disclosed therein.

     We hereby consent to the filing of this opinion as an exhibit to the Statement and to the use of our name under the caption "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" in the Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                        Sincerely,




                                        /s/ HALE AND DORR LLP